Exhibit 5.1

[Wachtell, Lipton, Rosen & Katz Letterhead]

August 22, 2022

Global Payments Inc.

3550 Lenox Road

Atlanta, Georgia 30326

Re:	4.950% Senior Notes due 2027, 5.300% Senior Notes due 2029,

5.400% Senior Notes due 2032 and 5.950% Senior Notes due 2052

Ladies and Gentlemen:

We have acted as special outside counsel to Global Payments Inc., a Georgia corporation (the “Company”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of its 4.950% Senior Notes due 2027, $500,000,000 aggregate principal amount of its 5.300% Senior Notes due 2029, $750,000,000 aggregate principal amount of its 5.400% Senior Notes due 2032 and $750,000,000 aggregate principal amount of its 5.950% Senior Notes due 2052 (collectively, the “Notes”) pursuant to the terms of the Underwriting Agreement (the “Underwriting Agreement”), dated August 8, 2022, between the Company and BofA Securities, Inc. and J.P. Morgan Securities LLC, as Representatives of the several Underwriters (each as defined therein).

The offer and sale of the Notes by the Underwriters have been registered under the Securities Act of 1933, as amended (the “Act”), pursuant to the Registration Statement on Form S-3 (File No. 333-266621) (the “Registration Statement”) filed on August 8, 2022 with the Securities and Exchange Commission, that was deemed automatically effective under the Act pursuant to Rule 462(e) promulgated thereunder, including a base prospectus dated August 8, 2022, and a prospectus supplement dated August 8, 2022 (together, the “Prospectus”). The Notes will be issued pursuant to a base indenture, dated as of August 14, 2019 (the “Base Indenture”), between the Company, as issuer, and U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as trustee (the “Trustee”), as supplemented by the Supplemental Indenture No. 5, dated as of the date hereof, between the Company and the Trustee (the “Supplemental Indenture”; the Base Indenture as supplemented by the Supplemental Indenture, the “Indenture”; the Indenture, together with the Notes and the Underwriting Agreement, the “Transaction Documents”). The Supplemental Indenture and form of Notes are filed as exhibits to the Company’s Current Report on Form 8-K dated the date hereof.

In our capacity as special outside counsel to the Company, we have examined and relied on originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records, certificates of the Company or public officials and other instruments as we have deemed necessary or appropriate for the purposes of this opinion letter. In such examination, we have assumed (a) the legal capacity of all natural persons; (b) the authenticity of original documents and the genuineness of all signatures; (c) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of such copies; (d) the truth, accuracy and completeness of the information, representations and warranties contained in the agreements, records, documents, instruments and certificates we have reviewed; (e) all Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus and (f) the Notes will be issued in a form that complies with the Indenture, and the Indenture and Supplemental Indenture will be manually signed or countersigned, as the case may be, by duly authorized officers of the Company and of the Trustee. We have assumed that the terms of the Notes have been established so as not to, and that the execution and delivery by the parties thereto of the documents pursuant to which the Notes are governed and the performance of such parties’ obligations thereunder, will not, breach, violate, conflict with or constitute a default under (1) the organizational documents of any party or any agreement or instrument to which any party thereto is subject, (2) any law, rule or regulation to which any party thereto is subject (excepting the laws of the State of New York and the federal securities laws of the United States of America as such laws apply to the Company and the transaction pursuant to which the Notes are offered), (3) any judicial or regulatory order or decree of any governmental authority or (4) any consent, approval, license, authorization or validation of, or filing, recording or registration with, any governmental authority. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied and will rely upon statements and representations of officers and other representatives of the Company and others.

We are members of the Bar of the State of New York, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of New York that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company or the Transaction Documents or the transactions governed by the Transaction Documents (the “Relevant Laws”). Without limiting the generality of the foregoing definition of Relevant Laws, the term “Relevant Laws” does not include any law, rule or regulation that is applicable to the Company or the Transaction Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Transaction Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

We express no opinion with respect to the enforceability of (i) consents to, or restrictions upon, judicial relief or jurisdiction or venue; (ii) waivers of rights or defenses with respect to stay, extension or usury laws; (iii) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights; (iv) broadly or vaguely stated waivers of rights; (v) provisions authorizing or validating conclusive or discretionary determinations; (vi) restrictions upon non-written modifications and waivers; (vii) severability clauses; or (viii) provisions for liquidated damages, default interest, late charges, monetary penalties, forfeitures, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the laws of the State of Georgia, we have relied upon the opinion letter, dated the date hereof, of David L. Green, the Company’s Senior Executive Vice President, General Counsel and Corporate Secretary, which opinion letter is being filed as Exhibit 5.2 to the Company’s Current Report on Form 8-K dated the date hereof.

Based upon the foregoing, and subject to the qualifications set forth in this letter, we advise you that, in our opinion, subject to the completion of the actions to be taken by the Company, the Trustee and the Underwriters prior to the sale of the Notes, the Notes, when duly executed, authenticated, issued, delivered and paid for in accordance with the terms of the Indenture and the Underwriting Agreement, will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinion set forth above is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium and other similar laws relating to or affecting the rights or remedies of creditors generally; (b) general equitable principles (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether enforcement is considered in proceedings at law or in equity); (c) applicable law and public policy with respect to rights to indemnity and contribution; (d) an implied covenant of good faith and fair dealing; (e) provisions of law that require that a judgment for money damages rendered by a court in the United States be expressed only in United States dollars; (f) limitations by any governmental authority that limit, delay or prohibit the making of payments outside the United States; and (g) generally applicable laws that (1) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (2) limit the availability of a remedy under certain circumstances where another remedy has been elected, (3) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, gross negligence, recklessness, willful misconduct or unlawful conduct, (4) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed-upon exchange, (5) may limit the enforceability of provisions providing for compounded interest, imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums or penalties upon acceleration, or (6) limit the waiver of rights under usury laws. Furthermore, the manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. We express no opinion as to the effect of Section 210(p) of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

We express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Notes and their governing documents.

This letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act and we undertake no (and hereby disclaim any) obligation to update this opinion. We hereby consent to the filing of copies of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K dated the date hereof and to the use of our name in the Prospectus under the caption “Validity of the Notes.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

/s/ Wachtell, Lipton, Rosen & Katz
Wachtell, Lipton, Rosen & Katz